Exhibit 99.1

Alpha Pro Tech

L T D.

ALPHA PRO TECH, LTD. ANNOUNCES FINANCIAL RESULTS FOR THE SECOND QUARTER

FOR IMMEDIATE RELEASE

Company Contact: Alpha Pro Tech, Ltd. Al Millar/Donna Millar 905-479-0654 e-mail: ir@alphaprotech.com	Investor Relations Contact: Hayden IR Cameron Donahue 651-653-1854 e-mail: cameron@haydenir.com

●	Gross margin for the second quarter of 2017 increased to 39.8%, up from 35.7% in the second quarter of 2016.

●	Net income for the second quarter of 2017 increased 0.9% to $804,000, or $0.05 per diluted share, compared to $797,000, or $0.05 per diluted share, for the same period of 2016.

●	The Company’s Board of Directors authorized a $2.0 million expansion of its existing share repurchase program.

Nogales, Arizona – August 2, 2017 – Alpha Pro Tech, Ltd. (NYSE American: APT), a leading manufacturer of products designed to protect people, products and environments, including disposable protective apparel and building products, today announced financial results for the three and six month periods ended June 30, 2017.

Lloyd Hoffman, CEO of Alpha Pro Tech, commented, “Our gross margin and net income increased year-over-year as a result of our continued efforts to optimize our cost structure and synchronize inventory levels with anticipated demand. The prudent management of our costs and generation of solid cash from operating activities together enable us to return value to our shareholders through share repurchases, while simultaneously introducing a new, innovative product line to the Company’s housewrap family of products. This new product offering, which we expect to roll out in the third quarter of this year, will compete in a segment of the housewrap market that is currently untapped for us, and we expect that it will provide us with growth opportunities for this segment.”

“As previously announced, our board of directors authorized a $2.0 million expansion of our existing share repurchase program as part of our continuing commitment to our shareholders,” said Hoffman. “Our board of directors and management team believe that the Company’s shares are an attractive investment opportunity and that the repurchase of our common stock is an important part of our capital allocation strategy.”

Net sales

Consolidated sales for the second quarter of 2017 were $11.3 million, compared to $12.7 million for the second quarter of 2016. This decrease consisted of decreased sales in the Building Supply segment of $1.6 million, partially offset by increased sales in the Disposable Protective Apparel segment of $150,000 and increased sales in the Infection Control segment of $65,000.

Building Supply segment sales for the three months ended June 30, 2017 decreased by 20.7% to $6.3 million, compared to $7.9 million for the same period of 2016. The sales mix of the Building Supply segment for the three months ended June 30, 2017 was 51% for synthetic roof underlayment, 40% for housewrap and 9% for other woven material. This compared to 63% for synthetic roof underlayment, 32% for housewrap and 5% for other woven material for the second quarter of 2016. As previously mentioned, management expects the Building Supply segment to experience growth in the latter half of 2017 following the introduction of a new, innovative and exciting product line to the Company’s housewrap family of products.

Sales for the Disposable Protective Apparel segment for the three months ended June 30, 2017 increased 4.1% to $3.8 million, compared to $3.6 million for the same period of 2016.

Infection Control segment sales for the three months ended June 30, 2017 increased by $65,000, or 5.6%, to $1.23 million, compared to $1.16 million for the same period of 2016.

Consolidated sales for the six months ended June 30, 2017 decreased 10.3% to $22.0 million, down from $24.6 million for the same period of 2016. This decrease consisted of decreased sales in the Building Supply segment of $2.5 million and decreased sales in the Disposable Protective Apparel segment of $380,000, partially offset by increased sales in the Infection Control segment of $314,000.

Building Supply segment sales for the first six months of 2017 decreased by $2.5 million, or 16.7%, to $12.2 million, compared to $14.7 million for the same period of 2016. The decrease was primarily due to a 29.8% decrease in sales of synthetic roof underlayment, partially offset by a 4.6% increase in sales of housewrap and a 24.9% increase in sales of other woven material.

Sales for the Disposable Protective Apparel segment for the six months ended June 30, 2017 decreased by $380,000, or 5.1%, to $7.1 million, compared to $7.4 million for the same period of 2016. The decrease was primarily due to decreased sales to national and regional distributors and to a lesser extent to the Company’s major international supply chain partner.

Infection Control segment sales for the six months ended June 30, 2017 increased by $314,000, or 12.9%, to $2.7 million, compared to $2.4 million for the same period of 2016.

Gross profit

Gross profit for the second quarter of 2017 decreased by 1.2% to $4.49 million, or 39.8% gross profit margin, compared to $4.54 million, or 35.7% gross profit margin, for the same period of 2016.

Gross profit for the six months ended June 30, 2017 was essentially unchanged at $8.780 million, compared to $8.785 million for the same period of 2016. The gross profit margin was 39.9% for the six months ended June 30, 2017, compared to 35.8% for the same period of 2016. Management expects gross profit margin to be in and around the 39% range in 2017.

Selling, general and administrative expenses

Selling, general and administrative expenses of $3.35 million for the second quarter of 2017 were essentially unchanged from $3.33 million for the same period of 2016. As a percentage of net sales, selling, general and administrative expenses increased to 29.7% for the second quarter ended June 30, 2017, up from 26.2% for the same period of 2016.

Selling, general and administrative expenses increased by $28,000, or 0.4%, to $6.82 million for the six months ended June 30, 2017, up slightly from $6.79 million for the six months ended June 30, 2016. As a percentage of net sales, selling, general and administrative expenses increased to 31.0% for the six months ended June 30, 2017, up from 27.7% for the same period of 2016.

Net income

Net income increased for the second quarter of 2017 to $804,000, compared to $797,000 for the same period of 2016, an increase of $7,000, or 0.9%. Net income as a percentage of net sales for the second quarter of 2017 and 2016 was 7.1% and 6.3%, respectively. Basic and diluted earnings per common share for the second quarters of 2017 and 2016 were $0.05 and $0.05, respectively.

Net income for the six months ended June 30, 2017 was $1.4 million, compared to $1.3 million for the same period of 2016, an increase of 3.8%. The increase in net income was due to an increase in income before provision for income taxes of $2,000 and a decrease in provision for income taxes of $48,000. Net income as a percentage of net sales for the six months ended June 30, 2017 was 6.1%, and net income as a percentage of net sales for the same period of 2016 was 5.3%. Basic and diluted earnings per common share for the six months ended June 30, 2017 and 2016 were $0.09 and $0.07, respectively.

Balance Sheet

The consolidated balance sheet remained strong with a cash balance of $8.8 million as of June 30, 2017, a decrease of $620,000 from $9.5 million as of December 31, 2016. The decrease in cash was due to cash used in investing activities of $734,000 and cash used in financing activities of $1.6 million, primarily for the repurchase of the Company’s common stock, offset by cash provided by operating activities of $1.7 million. The Company ended the second quarter of 2017 with working capital of $26.0 million and a current ratio of 15:1.

Inventory decreased by $226,000, or 2.1%, to $10.8 million as of June 30, 2017, down from $11.0 million as of December 31, 2016. The decrease was primarily due to a decrease in inventory for the Disposable Protective Apparel segment of $976,000, or 26.1%, to $2.8 million, partially offset by an increase in inventory for the Building Supply segment of $747,000, or 15.2%, to $5.7 million and an increase in inventory for the Infection Control segment of $3,000, or 0.1%, to $2.4 million.

Colleen McDonald, Chief Financial Officer, commented, “At the end of the second quarter of 2017, we had $2.9 million available for additional stock purchases under our stock repurchase program. Year-to-date, we have repurchased 525,300 shares of common stock at a cost of $1.6 million, bringing the program total to 15,496,831 shares of common stock repurchased at a cost of $26.6 million since the program’s inception. All stock is retired upon repurchase, and future repurchases are expected to be funded from cash on hand and cash flows from operating activities.”

The Company currently has no outstanding debt and maintains an unused $3.5 million credit facility. The Company believes that current cash balances and the borrowings available under its credit facility will be sufficient to satisfy projected working capital needs and planned capital expenditures for the foreseeable future.

About Alpha Pro Tech, Ltd.

Alpha Pro Tech, Ltd. is the parent company of Alpha Pro Tech, Inc. and Alpha ProTech Engineered Products, Inc. Alpha Pro Tech, Inc. develops, manufactures and markets innovative disposable and limited-use protective apparel products for the industrial, clean room, medical and dental markets. Alpha ProTech Engineered Products, Inc. manufactures and markets a line of construction weatherization products, including building wrap and roof underlayment. The Company has manufacturing facilities in Salt Lake City, Utah; Nogales, Arizona; Valdosta, Georgia; and a joint venture in India. For more information and copies of all news releases and financials, visit Alpha Pro Tech’s Website at http://www.alphaprotech.com.

Certain statements made in this press release constitute "forward-looking statements" within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that may predict, forecast, indicate or imply future results, performance or achievements instead of historical facts and may be identified generally by the use of forward-looking terminology and words such as "expects," "anticipates," "estimates," "believes," "predicts," "intends," "plans," "potentially," "may," "continue," "should," "will" and words of similar meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected earnings, margins, costs, expenditures, cash flows, sources of capital, growth rates, the impact of future product lines and future financial and operating results are forward-looking statements. We caution investors that any such forward-looking statements are only estimates based on current information and involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements. We cannot give assurances that any such statements will prove to be correct. Factors that could cause actual results to differ materially from those estimated by us include the risks, uncertainties and assumptions described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our most recent Annual Report on Form 10-K. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release. Given these uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

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Condensed Consolidated Balance Sheets (Unaudited)

	June 30,	December 31,
	2017	2016 (1)
Assets
Current assets:
Cash	$8,836,000	$9,456,000
Investments	564,000	607,000
Accounts receivable, net of allowance for doubtful accounts of $85,000 and $67,000 as of June 30, 2017 and December 31, 2016, respectively	4,947,000	4,648,000
Accounts receivable, unconsolidated affiliate	278,000	174,000
Inventories	10,768,000	10,994,000
Prepaid expenses and other current assets	2,505,000	3,346,000
Deferred income tax assets	-	438,000
Total current assets	27,898,000	29,663,000

Property and equipment, net	3,110,000	2,646,000
Goodwill	55,000	55,000
Definite-lived intangible assets, net	25,000	34,000
Equity investments in unconsolidated affiliate	3,772,000	3,538,000
Total assets	$34,860,000	$35,936,000

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$1,204,000	$1,005,000
Accrued liabilities	712,000	1,460,000
Total current liabilities	1,916,000	2,465,000

Deferred income tax liabilities	361,000	807,000
Total liabilities	2,277,000	3,272,000

Commitments
Shareholders' equity:
Common stock, $.01 par value: 50,000,000 shares authorized; 14,926,256 and 15,411,556 shares outstanding as of June 30, 2017 and December 31, 2016, respectively	149,000	154,000
Additional paid-in capital	7,729,000	9,990,000
Accumulated other comprehensive loss	(239,000)	(204,000)
Retained earnings	24,944,000	22,724,000
Total shareholders' equity	32,583,000	32,664,000
Total liabilities and shareholders' equity	$34,860,000	$35,936,000

(1)	The condensed consolidated balance sheet as of December 31, 2016 has been prepared using information from the audited consolidated balance sheet as of that date.

Condensed Consolidated Statements of Income (Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016

Net sales	$11,282,000	$12,708,000	$22,032,000	$24,555,000

Cost of goods sold, excluding depreciation and amortization	6,795,000	8,168,000	13,252,000	15,770,000
Gross profit	4,487,000	4,540,000	8,780,000	8,785,000

Operating expenses:
Selling, general and administrative	3,346,000	3,334,000	6,819,000	6,791,000
Depreciation and amortization	125,000	117,000	279,000	271,000
Total operating expenses	3,471,000	3,451,000	7,098,000	7,062,000

Income from operations	1,016,000	1,089,000	1,682,000	1,723,000

Other income:
Equity in income of unconsolidated affiliate	129,000	93,000	234,000	191,000
Interest income, net	1,000	1,000	2,000	2,000
Total other income	130,000	94,000	236,000	193,000

Income before provision for income taxes	1,146,000	1,183,000	1,918,000	1,916,000

Provision for income taxes	342,000	386,000	564,000	612,000

Net income	$804,000	$797,000	$1,354,000	$1,304,000

Basic earnings per common share	$0.05	$0.05	$0.09	$0.07

Diluted earnings per common share	$0.05	$0.05	$0.09	$0.07

Basic weighted average common shares outstanding	14,953,217	17,211,268	15,079,733	17,440,299

Diluted weighted average common shares outstanding	15,006,089	17,211,268	15,151,032	17,440,299

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